Exhibit 99.1
Post Holdings Announces Proposed Offerings of Equity Securities and Senior Notes

St. Louis, Missouri - May 19, 2014 - Post Holdings, Inc. (NYSE:POST) (the “Company”) today announced it intends to commence underwritten public offerings, subject to market and other conditions, of 4,500,000 shares of its common stock and of 2,000,000 tangible equity units (the “Units”), with a stated value of $100.00 per Unit.
The Company expects to grant the underwriters for the common stock offering a 30-day option to purchase up to an additional 675,000 shares of common stock and expects to grant the underwriters for the Units offering an option to purchase within 13 days beginning on, and including, the date of the initial issuance of the Units, up to an additional 300,000 Units. Each Unit will consist of a prepaid stock purchase contract and an amortizing note. Unless earlier settled, each stock purchase contract will automatically settle for shares of the Company’s common stock on June 1, 2017 (subject to postponement in limited circumstances). The amortizing notes will pay proportionally equal quarterly installments that will constitute a payment of interest and a partial repayment of principal. The amortizing notes will have a final installment payment date of June 1, 2017 and will be unsecured senior obligations of the Company.
Post also announced it intends to commence a private offering to eligible purchasers, subject to market and other conditions, of $630 million in aggregate principal amount of senior notes due 2022 (the “Notes”). The Notes will be unsecured unsubordinated obligations of the Company and will be guaranteed by the Company’s domestic subsidiaries.
The common stock, Units and Notes offerings are being conducted as separate offerings. None of the offerings is contingent upon any other offering. The Company intends to use the net proceeds from the proposed offerings, together with cash on hand and approximately $735 million of new term loan borrowings (an increase from its previous estimate of approximately $635 million), to fund the previously announced acquisition of MFI Holding Corporation (“Michael Foods”) and to pay related fees and expenses. The final structure and terms of the acquisition financing will be subject to market and other conditions, and may be materially different than current expectations.
The common stock and Units offerings are not contingent on the consummation of the acquisition of Michael Foods, and in the event the acquisition does not close, all of the proceeds of those offerings would be used for general corporate purposes, which could include, among other things, financing the previously announced PowerBar and Musashi acquisition and financing additional acquisition opportunities, working capital and capital expenditures. The closing of the Notes offering is conditioned on the simultaneous closing of the acquisition of Michael Foods.
Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Wells Fargo Securities, LLC, Goldman, Sachs & Co., BMO Capital Markets Corp. and Nomura Securities International, Inc. are serving as book-running managers for the common stock and Units offerings. BofA Merrill Lynch, SunTrust Robinson Humphrey, Inc., Rabo Securities USA, Inc., PNC Capital Markets LLC and Stifel, Nicolaus & Company, Incorporated are serving as co-managers for the common stock and Units offerings. Barclays Capital Inc. will serve as the representative of the underwriters for the common stock and Units offerings.
The Notes and the related subsidiary guarantees are being offered in the United States to qualified institutional buyers in an offering exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in compliance with Regulation S under the Securities Act. The Notes and the related subsidiary guarantees have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
The common stock and Units are being offered by the Company pursuant to a Form S-3 shelf registration statement (including a base prospectus) previously filed with the Securities and Exchange Commission (SEC) on March 10, 2014 and amended on May 19, 2014. Before you invest, you should read the prospectus in the registration statement, related prospectus supplement for the common stock offering or the Unit offering and the other documents that Post has filed with the SEC for more complete information about Post and these offerings. You may obtain the preliminary prospectus supplement for each of the common stock offering and the Unit offering, the registration statement and the other documents for free by visiting EDGAR on the SEC’s website located at www.sec.gov. Copies of the preliminary prospectus supplement for each of the common stock offering and the Unit offering and the accompanying prospectus for each such prospectus supplement may also be obtained from the offices of Barclays Capital Inc., Attn: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone: 888-603-5847 or by email: barclaysprospectus@broadridge.com; Credit Suisse Securities (USA) LLC, Attention: Credit Suisse Prospectus Department, One Madison Avenue, New York, NY 10010, by telephone: 800-221-1037, or by email at newyork.prospectus@credit-suisse.com; Wells Fargo Securities, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York, 10152, by telephone: 800-326-5897, or by email: cmclientsupport@wellsfargo.com; Goldman, Sachs & Co., by mail, Attn: Prospectus Department, 200 West Street, New York, NY 10282, by facsimile: 212-902-9316, by email: prospectus-ny@ny.email.gs.com; or by telephone: 866-471-2526; BMO Capital Markets Corp., Attention: Syndicate Department, 3 Times Square, 27th Floor, New York, New York 10036, or by email at bmoprospectus@bmo.com, or by telephone 800-414-3627; or Nomura Securities International, Inc., Attention: Equity Syndicate, Worldwide Plaza, 309 West 49th Street, 5th floor, New York, NY 10019-7316 or by telephone 212-667-9562.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.
Cautionary Statement on Forward-Looking Language
Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release. These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this release. All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, unanticipated developments that prevent, delay or negatively impact the offerings and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s cautionary statements contained in its filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this press release. The Company disclaims, however, any intent or obligation to update these forward-looking statements. There can be no assurance that the proposed offerings will be completed as anticipated or at all.
Contact:
Investor Relations
Brad Harper
brad.harper@postfoods.com
(314) 644-7626